UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 2, 2017
Skyworks Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-05560	04-2302115
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 Sylvan Road, Woburn, Massachusetts		01801
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:		781-376-3000

Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 2, 2017, Bruce J. Freyman retired from his position as Executive Vice President, Worldwide Operations of Skyworks Solutions, Inc. (the “Company”), in connection with a planned reduction in his commitments. Mr. Freyman will continue as an employee of the Company serving in a non-executive transition role supporting his successor, Steven C. Machuga, age 52, the Company’s new Vice President, Worldwide Operations. Mr. Machuga joined the Company in 1999 and has held positions of increasing responsibility in process and product development as well as operations strategy and execution, most recently serving as Vice President, External Manufacturing and Operations Engineering since 2006.
In connection with this transition, the Company entered into a letter agreement with Mr. Freyman dated February 1, 2017, which replaces and supersedes the terms of his Change in Control/Severance Agreement dated December 16, 2014, other than in the event of his death or disability. During the transition period, Mr. Freyman will receive a base salary equal to his base salary as of February 1, 2017, and continue to be eligible for benefits consistent with those he was receiving as of such date; provided, however, that he will not be eligible to participate in any cash incentive plan (including the FY2017 Executive Incentive Plan), receive any cash bonus, or receive any equity incentive award. If Mr. Freyman remains employed until May 31, 2017, the Company will thereafter pay a portion of his COBRA premiums for up to eighteen (18) months, and any outstanding stock options that have vested by May 31, 2017, will remain exercisable for up to one (1) year. If the Company terminates Mr. Freyman’s employment without cause (as defined in his Change in Control/Severance Agreement) before May 31, 2017, he will receive a lump-sum severance payment equal to twice his annual base salary, he will receive the Company-paid portion of his COBRA premiums for twelve (12) months, and any outstanding stock options that have vested by the date of such termination will remain exercisable for up to one (1) year. If Mr. Freyman resigns before May 31, 2017, or is terminated for cause, he will not receive any additional compensation or benefits.
A copy of the Company’s press release announcing these changes is attached to this report as Exhibit 99.1.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On February 2, 2017, the Board of Directors of the Company amended and restated the Company’s Second Amended and Restated By-laws, as amended (the “By-laws”) to implement proxy access and to make certain related administrative, clarifying, and conforming changes. The By-laws include a new Section 8(A)(3) that permits a stockholder, or a group of up to twenty stockholders, owning three percent or more of the Company’s outstanding shares of common stock continuously for at least three years to nominate and include in the Company’s proxy materials a number of director nominees up to the greater of two individuals or 20% of the Board of Directors, subject to reduction in certain circumstances, and provided that the stockholder(s) and nominee(s) satisfy the requirements specified in the By-laws. Written notice of the nomination(s) must be submitted to the Secretary of the Company at its principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting of stockholders.
The foregoing description of the amendments to the By-laws does not purport to be complete and is qualified in its entirety by reference to the full text of the By-laws, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
The exhibits listed on the Exhibit Index hereto are filed as part of this Current Report on Form 8-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Skyworks Solutions, Inc.

February 3, 2017	By:	/s/ Robert J. Terry
	Name:	Robert J. Terry
	Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description
3.1	Third Amended and Restated By-laws
99.1	Press Release, dated February 3, 2017